EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made by and among Sphere 3D Mining Corp., a Delaware corporation ("Employer"), Sphere 3D Corp., an Ontario corporation ("Pubco" and together with Employer, "Sphere") and Joel Block (the "Executive") to become effective if and immediately following the closing of the transactions contemplated by the Arrangement Agreement (defined below) (the "Effective Date").

WHEREAS, Pubco has agreed to acquire Cathedra Bitcoin Inc., a British Columbia corporation ("Cathedra") pursuant to the terms of that certain Arrangement Agreement, dated March 5, 2026, by and among Pubco, Cathedra and the other parties thereto (the "Arrangement Agreement");

WHEREAS, pursuant to the terms of the Arrangement Agreement, it is contemplated that Joel Block shall become the Chief Executive Officer of Sphere on the Effective Date immediately following the consummation of the transactions contemplated by the Arrangement Agreement; and

WHEREAS, Sphere and the Executive desire for the Employer to employ the Executive on the terms set forth in this Agreement, which will, except as expressly stated herein, supersede and replace, on the Effective Date, that certain Employment Agreement, dated September 25, 2025, by and between the Executive, Employer and Cathedra as amended by that certain Amendment No. 1 to Employment Agreement, dated March 5, 2026, by and between the same parties (collectively, the "Prior Employment Agreement").

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged), the parties covenant and agree with each other as follows:

1.  Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2. Position; Duties. The Executive shall serve the Employer as the Chief Executive Officer of Sphere ("CEO") and as such, the Executive hereby promises to perform and discharge in good faith and to the best of his ability the duties that may be assigned to the Executive from time to time which are appropriate for a chief executive officer of an organization the size of Sphere that is engaged in the type of business engaged in by Sphere and Sphere agrees to assign to the Executive only such duties. As Chief Executive Officer, the Executive shall report only to the Board of Directors of Pubco ("Board") and shall have authorities which are appropriate for a chief executive officer of an organization the size of Sphere that is engaged in the type of business engaged in by Sphere. The duties of the Executive may be changed from time to time by the mutual agreement of Sphere and the Executive. Sphere shall use its commercially reasonable efforts to cause the Executive to be nominated for re-election as a director at each annual general meeting of the Pubco shareholders.

3. Term. This Agreement shall be terminable "at will," which means by either the Employer (via the Board) or the Executive, with or without Cause (defined below), notice, or Good Reason (defined below) at any time, subject to Section 4 below.

4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a) Base Salary. During the term of this Agreement, for all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a starting base salary at the annual rate of USD$425,000 ("Base Salary"). The Base Salary shall be reviewed annually, with the first salary review to be effective as of January 31, 2027 (with the term "Base Salary" to include any increase in the rate thereof). In no event shall the Base Salary be decreased below the then-current Base Salary without the Executive's prior written consent; provided that the Employer may reduce Base Salary proportional with other executives pursuant to a company-wide reduction of all executive salaries due to financial conditions. The Base Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

(b) Annual Bonus. In addition to his Base Salary, for each fiscal year of Pubco while the Executive is employed by the Employer (including, for the avoidance of doubt, the fiscal year in which the Effective Date occurs), Executive shall be eligible to earn an annual discretionary bonus (each an "Annual Bonus"). The target amount of each Annual Bonus shall be 125% of the Executive's Base Salary at the rate then in effect (the "Target Bonus"), though the actual amount of each Annual Bonus earned (which may be more than or less than the Target Bonus), if any, will be determined by the Board (or a committee of the Board with proper authority), in its sole discretion, based on (i) the performance of Sphere, and (ii) the performance criteria for the Executive as determined by the Board (or a committee thereof) in its sole discretion, which shall be reasonably formulated in consultation with the Executive based on the objectives and operational state of the business. The Board shall develop and document in writing the performance criteria for the payment of the Annual Bonus by the end of the first quarter of the applicable fiscal year of Pubco; provided, that in the absence of the Board's communication to the Executive of the performance criteria for the Annual Bonus by March 31st of a performance year (subject to any extensions agreed amongst the Board and the Executive), it shall be assumed at year-end that the Executive is entitled to the full amount of the Annual Bonus, subject to the other earning conditions stated in this Section 4(b). Subject to Section 6(b) below, the payment of the Annual Bonus, if any, shall be in the Board's sole discretion and the Executive must be an active employee of the Employer in good standing at the time of payment in order to receive the Annual Bonus. Any Annual Bonus earned for any fiscal year of Sphere shall be paid in the immediately following fiscal year of Pubco, as soon as practicable. For the avoidance of doubt, for fiscal year 2026, Executive's Annual Bonus (if earned) shall be for the full fiscal year 2026 and not prorated; provided that 5/12 of such 2026 Annual Bonus will be based on Executive's 2026 Base Salary rate at Cathedra and the remaining 7/12 of such 2026 Annual Bonus will be based on Executive's Base Salary rate hereunder.

(c) Equity Awards. With respect to each fiscal year of Pubco during the Term, the Executive shall be eligible to receive an LTI Award (as defined below), the type of which, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board, in its sole discretion; provided, that the structure, terms and conditions applicable to Executive's LTI Award for a fiscal year shall be consistent with Pubco's equity-based awards for its executive officers generally for such year. Each LTI Award shall be granted under Pubco's equity incentive plan as in effect from time to time and shall be subject to such terms and conditions (consistent with this Agreement) set forth in an LTI Award agreement to be entered into by and between Pubco and the Executive. For purposes of this Section 4(c), "LTI Award" shall mean any stock options, restricted stock, restricted stock units ("RSUs"), stock appreciation rights, phantom stock or other equity-based awards granted by Pubco to the Executive. In addition, subject to the approval of the Compensation Committee of the Board and the Board, each in their sole discretion, the Executive shall be entitled to a one-time inducement grant of 500,000 RSUs (the "RSU Grant") of Pubco, settled in Pubco's common shares ("Pubco Common Shares"), pursuant to the terms of Pubco's 2025 Performance Incentive Plan (or any successor plan then in effect) and an applicable RSU award agreement (the "Award Agreement"), subject to the requirements of the relevant securities, tax, and other applicable laws and regulations, vesting bi-annually in four equal installments over a two year period with the first tranche vesting on the six month anniversary of the grant date, in each case subject to the Executive's continued employment through the relevant vesting date. The RSU Grant may be subject to accelerated vesting in certain circumstances as determined by the Compensation Committee and the Board as set forth in the Award Agreement.

(d) Regular Benefits. During the term of this Agreement (the "Term"), the Executive shall be eligible for family health insurance benefits from Employer (fully paid for by the Employer), and shall also be eligible to participate in any employee benefit plans, life insurance plans, disability income plans, retirement plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for any of its executive management employees. Participation in any Employer benefit plan shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board, or any administrative or other committee provided for in or contemplated by any such plan. Except with respect to the aforementioned health insurance benefits, nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. The Executive may, in his discretion, retain, or obtain, his personal life, accident, family medical, dental, vision and/or other insurance plans and benefits, the costs of which shall be reimbursed by the Employer to the Executive. The Executive understands that all benefits provided in this section may be reduced by, or subject to, all applicable taxes. Employer shall reimburse the Executive for the cost of obtaining or retaining his personal life, accident, family medical, dental, vision and/or other insurance plans and benefits, including out-of-pocket expenses related to family medical expenses and deductibles, the costs of which shall be reimbursed by the Employer to the Executive in an amount up to an average of $5,000 per month during the Term; provided that in no event will such reimbursement exceed $60,000 per year.

(e) Vacation. The Executive shall be entitled to paid vacation in accordance with Sphere's policies as such policies may exist from time to time.

(f)  Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent required by applicable law. Payments under this Agreement shall be subject to all deductions and withholdings required by applicable law. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any legally required payments or benefits or for any legally required deduction or withholding from any payment or benefit.

(g) Expenses. The Employer shall reimburse the Executive for all reasonable and necessary business-related out-of-pocket expenses incurred or paid by the Executive in performing his duties under this Agreement and that are consistent with applicable policies of the Employer. The Employer shall also reimburse the Executive for all reasonable professional organization membership fees that are consistent with the Executive's professional accreditations or are otherwise required to fulfill the Executive's duties for the Employer. All payments for reimbursement of such expenses shall be made upon presentation by the Executive of expense statements or vouchers and such other supporting information as the Employer may from time-to- time reasonably request.

(h) Continued Eligibility for Transaction-Related Cash Bonus. Notwithstanding anything to the contrary, the Executive remains eligible to receive the Cash Bonus related to the acquisition of Cathedra by Pubco as defined in and subject to the terms of Section 4.7 of the Prior Employment Agreement; provided that any continuous employment or service requirement with "Cathedra" set forth therein are hereby revised to replace "Cathedra" with "the Combined Company." In connection therewith, in the event the Board reduces the Megawatt Condition (as defined in the Prior Employment Agreement) for any other executive(s) of the Pubco, the Megawatt Condition herein shall automatically be reduced (or waived) to the same extent.

(j) Increase of D&O Limits. The Employer undertakes to perform a review of its Director and Officer Liability coverage on a periodic basis and increase coverage under such policy as deemed appropriate by the Board. In the event of a change of control or termination of the Executive's employment (to the extent not already covered in the existing policy), the Employer shall covenant and agree to purchase a six year "tail option" for the Executive for such Director and Officer Liability coverage for the six years immediately following such change of control or termination.

5. Extent of Service.

(a) During the Executive's employment under this Agreement, the Executive shall devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement; provided that nothing in this Agreement shall be construed as preventing the Executive from:

(i) engaging in business activities as set forth on Exhibit B attached hereto and as may be approved going forward by the Board, such approval not to be unreasonably withheld, provided, that any such activities, individually or in the aggregate, are not competitive with the Company, and do not materially interfere or conflict with Executive's duties hereunder;

(ii) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made;

(iii) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement; and

(iv) participating or sitting on the Boards of other companies, provided that the Executive shall provide written notice to the Board and seek the Board's approval, which approval shall not be unreasonably withheld, and such involvement does not detract from the Executive fulfilling his responsibilities to the Employer under this Agreement.

(b) The Executive shall cooperate with the Employer in the event the Employer wishes to obtain key-man insurance on the Executive. Such cooperation shall include, but not be limited to, taking any physical examinations that may be requested by the insurance company.

6. Payments Upon Termination.

(a) Upon Any Termination. Upon any termination of the Executive's employment, the Executive shall be entitled to, in accordance with applicable law, the following "Accrued Obligations": (i) all accrued but unpaid Base Salary through the date of termination; (ii) any unpaid or unreimbursed expenses incurred in accordance with Employer policy, including amounts due under Section 4(g) hereof, to the extent incurred through the date of termination; and (iii) any accrued vacation that remains unused through the date of termination.

(b) Upon Termination by the Employer Without Cause or by the Executive for Good Reason. In the event of the termination of the Executive's employment by the Employer without Cause (as defined below) or by the Executive for Good Reason (as defined below), the Employer shall provide to the Executive the following ("Severance Benefits"):

(i) continued payment of the Executive's Base Salary (at the highest rate in effect in the one year prior to such termination of employment) plus 100% of the Executive's Target Bonus (at the highest rate in effect in the one year prior to such termination of employment), with such total amount to be paid in substantially equal installments during the period from the date of termination until the date that is eighteen (18) months after the date of termination. For the avoidance of doubt, if the Executive's Base Salary at the highest rate in the one year prior to termination is $425,000.00 and the Executive's Target Bonus is 125% of the Executive's Base Salary, or $531,250.00, then the total amount due to Executive in 6(b)(i) is $1,434,375.00 (($425,000.00 +$531,250.00)*1.5) paid out in equal installments over 18 months;

(ii) payment of any Annual Bonus due for a completed fiscal year (even though the Executive may not be employed on the applicable payment date) plus a pro-rated (based on the portion of the fiscal year worked) Annual Bonus for the year in which the termination of employment occurs (each such amount to be paid when the Annual Bonus would have otherwise been paid had the termination of the Executive's employment not occurred);

(iii) if the Executive is participating in the Employer's health insurance plan on the date of termination, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), with the Employer paying the entire cost of the regular premium for such benefits for eighteen (18) months after the date of termination; or if at the Executive's discretion, retain, or obtain, his family medical, dental, vision and/or other insurance plans and benefits, the costs of which shall be reimbursed by the Employer to the Executive as continuation of reimbursement of the Executive's costs for the aforementioned benefit for a period of eighteen (18) months, subject to a maximum average monthly reimbursement to the Executive of $5,000; and

(iv) any unvested Equity Awards previously granted to the Executive shall immediately vest and, if applicable, become exercisable.

Any payment(s) of the Severance Benefits shall be conditional upon the execution, delivery, and, if applicable, non-revocation by the Executive of a full and final release of claims agreement in favor of Sphere, substantially in the form and substance as set forth in Exhibit A attached hereto, by the earlier of the date specified in such release of claims agreement or the 60th day following the date of termination.

Notwithstanding the foregoing, nothing in this Section 6(b) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 6(b)(ii) ceases.

For purposes of this Agreement, the term "Cause" shall mean:

(i) materially dishonest or fraudulent statements or acts of the Executive with respect to the Employer or any affiliated entity of the Employer, including Pubco;

(ii) the Executive's conviction of, or entry of a plea of guilty or nolo contendere for, (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud;

(iii) willful misconduct of the Executive or the willful failure of the Executive without justification, within thirty (30) days after receipt by the Executive of written notice from the Board, to comply with reasonable specific written instructions of the Board; or

(iv) material breach by the Executive of this Agreement, or any willful breach of the restrictive covenant provisions contained in Section 7 below, provided that Employer has given written notice to the Executive of such asserted material breach and the Executive has failed to cure such breach within thirty (30) days of such notice. For purposes of this definition of Cause, conduct shall not be considered to be "willful" unless done, or omitted to be done, by the Executive not in good faith and without a reasonable basis to believe that such conduct (or lack thereof) was in the best interests of the Employer or Pubco.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without the Executive's written consent:

(i) a material reduction in the compensation (including Base Salary (other than as part of a company-wide reduction as described in Section 4), or Target Bonus opportunity), duties, authorities, title or responsibilities of the Executive;

(ii) a material breach by the Employer of this Agreement;

(iii) a requirement that the Executive relocate his principal place of work by more than twenty-five (25) miles from his current principal place of work;

(iv) a change in the Executive's reporting structure such that the Executive no longer reports directly to the Board; and/or

(v) the failure of Sphere to use commercially reasonable efforts to nominate the Executive for election to the Board.

Notwithstanding the foregoing, "Good Reason" shall not exist unless: (w) the Executive provides Employer written notice setting forth the circumstances of such conduct or condition within ninety (90) days following the date that the Executive becomes aware of such circumstances constituting "Good Reason" (the "Good Reason Notice"); (x) the Employer has thirty (30) days to cure such conduct or condition claimed to give rise to Good Reason; (y) the Employer fails to cure by the end of the thirty (30) day cure period; and (z) Executive resigns for Good Reason within one hundred and eighty 180) days following the Employer's failure to cure.

(c) Upon Termination due to Disability. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with reasonable accommodation ("Disability"), the Board may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer during the period of such Disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Base Salary and be eligible for benefits under Sections 4(a) and 4(c) of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to twelve (12) months. In addition, the Executive shall be entitled to receive the pro rata portion of the Target Bonus (based on it being payable in full) up to the date of the Disability. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by the Executive's physician and at the Board's discretion, verified by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive. Nothing in this Section 6(c) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(d) Upon Termination due to Death. Upon the death of the Executive, the Executive's estate shall receive the Accrued Obligations, and bonuses, vested equity awards and RSUs, and any other amounts to which the Executive may then be entitled under the Agreement to the effective date of termination. In addition, any unvested RSUs or other equity grants will be deemed vested as of the day immediately prior to the date of death. All such amounts will be paid to the Executive's estate.

7. Confidential Information, Noncompetition and Cooperation.

(a) Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to Sphere which is of value to Sphere in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to Sphere. Confidential Information includes, without limitation, financial information, reports and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) that have been developed for Sphere, or discussed or considered by the management of Sphere and that have specific application to Sphere. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which Sphere has a business relationship. Notwithstanding the foregoing, Confidential Information does not include the following: information in the public domain, including general market or industry knowledge, unless due to breach of the Executive's duties under Section 7(b); any of the items listed in this Section 7 that were developed, possessed or created by the Executive prior to the date of this Agreement; or any designs, inventions and other intellectual property conceptualized by the Executive during the period he is employed by the Employer but which are not directly related to Sphere's business operations.

(b) Confidentiality. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and Sphere with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the prior written consent of the Board, except as may be reasonable in the course of performing the Executive's duties to Sphere.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by Sphere or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of Sphere. The Executive will return to Sphere all such materials and property as and when requested by the Board. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination. Notwithstanding the foregoing, the Executive may retain after the termination of his employment with the Employer copies of his personal notes, diaries, journals, correspondence, expense accounts, communication logs, business cards, contact lists, compensation plans and agreements, this Agreement, and other similar materials maintained by the Executive.

(d) Non-solicitation. Without the prior written consent of the Board, during the period that the Executive is employed by Employer, the Executive will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with Sphere, and also will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with Sphere. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect Sphere's interest in the Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. For the avoidance of doubt, the restrictions in this Section 7(d) shall not prohibit or otherwise prevent the Executive from terminating the employment of non-executive officers of Sphere in the course of performing his duties to Sphere.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to Sphere that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for Sphere will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for Sphere, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of Sphere any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall reasonably cooperate with Sphere in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Sphere which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Sphere at mutually convenient times. During and after the Executive's employment, the Executive also shall reasonably cooperate with Sphere in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 7(f) and shall pay the Executive for his time as a consultant on an hourly basis calculated based on his Base Salary (expressed on an hourly basis) at the time of the termination of his employment or as otherwise mutually agreed. However, and notwithstanding anything to the contrary above, in no event shall the Executive be required to act or cooperate against his own interests.

(g) Developments. The Executive will make full and prompt disclosure to Sphere of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship (collectively "Developments"), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive's direction during the period of his employment and that pertain directly to Sphere's business operations. The Executive acknowledges that all work performed by the Executive for Employer hereunder is on a "work for hire" basis, and the Executive hereby assigns and transfers, and will assign and transfer, to Sphere and its successors and assigns all of the Executive's right, title and interest, including, but not limited to, all patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions, in and to all Developments that (a) relate to the business of Sphere or any of the products or services of Sphere; (b) result from tasks assigned to the Executive by Sphere; or (c) result from the use of personal property (whether tangible or intangible) owned, leased or contracted for by Sphere. The assignment of Developments as described herein shall not apply to an invention that qualifies fully under the provisions California Labor Code Section 2870, which provides as follows:  "Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer."  Nothing herein is intended to expand the scope of protection, if any, provided to Executive by Sections 2870 through 2872 of the California Labor Code.

(h) Injunction. The Executive agrees that it would be difficult to measure any damages caused to Sphere which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 9 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, Sphere shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

(i) Exceptions. Nothing in this Agreement or any other agreement between Sphere and the Executive, on the other hand, shall prohibit or restrict the Executive or the Executive's attorneys from:  (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act without prior notice to Sphere; or (iii) accepting any government-issued award for information provided to any governmental agency or legislative body in connection with a government whistleblower program. In addition, nothing in this Agreement or any other agreement between Sphere and the Executive or any other policies of Sphere prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), the Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of Sphere or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to the Executive's attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by Sphere for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive's attorney and use the trade secret information in the court proceeding, if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between Sphere and the Executive, on the other hand, or any other policies of Sphere is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

8. Indemnification. Employer agrees to indemnify and hold harmless the Executive to the fullest extent permitted by California law (including, but not limited to, indemnification for reasonable attorneys' fees and related expenses, including advancement of such fees and expenses as incurred) with respect to any future legal action, investigation, or other matter which in the Executive's reasonable good faith belief requires independent counsel, related to acts taken by the Executive in good faith and within the scope of his employment during the course of the Executive's employment.

9. Arbitration of Disputes. Except for a claim of sexual harassment or sexual assault, any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise as permitted by applicable law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum, form or location agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Orange County, California in accordance with the Employment/Workplace Arbitration Rules and Medication Procedures of the AAA (available at https://www.adr.org/rules-forms-and-fees/employment/), including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The cost of such arbitration shall be borne by Employer. In the event that any person or entity other than the Executive or Sphere (including any affiliate of Sphere for this purpose) may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided, that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the courts of the State of California. Accordingly, with respect to any such court action, Sphere and the Executive (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction of service of process.

11. Integration. This Agreement, along with all agreements with respect to Equity Awards of the Executive constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

12. Assignment; Successors and Assigns, etc. Neither Sphere nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that Sphere may assign its rights under this Agreement without the consent of the Executive in the event that Sphere shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon Sphere and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer, or in the case of the Employer, at its principal executive offices, Attn: Chairman of the Board and a duplicate copy by email at its last known email address, with a copy (which shall not constitute notice) to Meretsky Law Firm, 121 King Street West, Suite 2150, Toronto, Ontario M5H 3T9, Attention: Jason Meretsky, Esq. and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer and Pubco.

17. Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19. Sarbanes-Oxley Act of 2002.

(a) If the Executive becomes the subject of a formal investigation by a governmental authority involving possible violations of the United States federal securities laws, the Board may direct the Employer to withhold any payments otherwise due to the Executive under this Agreement that the Board reasonably determines, in good faith, may constitute "extraordinary payments" within the meaning of Section 1103 of the Sarbanes-Oxley Act of 2002 ("SOX") (including severance payments under Section 6) (collectively, "Withheld Payments"), subject to the following:

(i) Within five (5) business days of such determination, the Employer shall provide the Executive with written notice specifying the nature of the investigation, the categories of payments being withheld, and the factual basis for the Board's determination. The Executive shall have the right, upon ten (10) business days' prior written notice, to appear before the Board with counsel to contest the withholding, and the Board shall respond in writing within ten (10) business days of any such appearance. Any dispute arising under this Section 19(a) may be submitted to arbitration pursuant to Section 9.

(ii) Withholding shall continue until the earliest of: (A) the conclusion of the investigation without charges against the Executive; (B) a final, non-appealable adjudication or settlement resolving the matter; (C) a court or administrative order directing release; or (D) eighteen (18) months from the date withholding commenced (extendable only by court order under SOX Section 1103).

(iii) Withheld Payments shall accrue interest at the prime rate published in The Wall Street Journal (determined quarterly, compounded quarterly). Upon the occurrence of clauses (A), (C), or (D) of Section 19(a)(ii), or upon the Executive's exoneration, all Withheld Payments together with accrued interest shall be paid within thirty (30) calendar days.

(iv) If the Executive admits wrongdoing with respect to federal securities law violations, or is found liable or guilty by final, non-appealable adjudication, the Board may (by two-thirds vote, excluding the Executive) permanently forfeit some or all Withheld Payments; provided that no forfeiture shall exceed amounts the Board reasonably determines would have been subject to disgorgement or restitution under applicable law. Any Withheld Payments directed to be released by a court or administrative order shall be paid to the Executive notwithstanding the foregoing.

(v) Nothing herein limits or expands the authority of the Securities and Exchange Commission ("SEC") to seek a court order freezing extraordinary payments under SOX Section 1103, which authority exists independently of this Agreement.

(b) In the event that Sphere restates any financial statements which have been contained in reports or registration statements filed with the SEC, and the restatement of the prior financial statements is as the result of material noncompliance with any financial reporting requirement under the securities laws, except with respect to restatements due to (i) changes in accounting laws or business issues not within the Executive's control, or (ii) lawsuits filed or threatened against Sphere, the Executive hereby acknowledges that the Employer shall recover from the Executive (x) incentive based compensation (including stock options) awarded during the three year period preceding the date on which Sphere is required to prepare the restatement (y) in excess of what would have been paid the Executive under the restatement. Any rules passed by the SEC under Section 10D of the Securities Exchange Act of 1934 (added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) shall be incorporated in this Agreement to the extent applicable. The Executive agrees to reimburse the Employer for any bonuses received and/or profits realized from the sale of Sphere's securities (including the cash received from exercise of any options (or other awards of stock rights)) during the 12-month period following the first public issuance or filing with the SEC of the report or registration statement (whichever comes first) containing the financial information required to be restated to the extent that such a clawback is required by Section 10D of the Securities Exchange Act of 1934; provided, however, this Section shall not impose any liability on the Executive beyond any liability that is imposed under Section 304 of SOX and the Executive shall only be obligated under this Section 19 to the extent that it is applied consistently to all of Sphere's officers.

(c) Notwithstanding the last sentence of Section 19(a), if Sphere's common stock is listed on a national securities exchange and such exchange adopts rules requiring clawbacks beyond what Section 304 of SOX requires, such rules shall be incorporated in this Agreement to the extent applicable and the Executive shall comply with such rules, including but not limited to executing any amendment to this Agreement.

20. Section 409A.

(a) General. It is the intention of both Sphere and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder ("Section 409A"), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Employer believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Employer).

(b) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive's employment shall be made unless and until the Executive incurs a "separation from service" within the meaning of Section 409A.

(c) 6 Month Delay for Specified Employees.

(i) If the Executive is a "specified employee", then no payment or benefit that is payable on account of the Executive's "separation from service", as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive's "separation from service" (or, if earlier, the date of the Executive's death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, the Executive shall be considered to be a "specified employee" if, at the time of his or her separation from service, the Executive is a "key employee", within the meaning of Section 416(i) of the Code, of the Employer (or any person or entity with whom the Employer would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d) No Acceleration of Payments. Neither the Employer nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) Taxable Reimbursements and In-Kind Benefits. Any reimbursements by the Employer to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive's income for Federal income tax purposes (the "Taxable Reimbursements") shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive. The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit. If the Employer provides payment or reimbursement of health coverage and/or COBRA premiums, or otherwise provides group health plan coverage at no cost to the Executive and the group health plan is self-funded, then the fair market value of such reimbursement and/or coverage shall be included as additional taxable income to the Executive.

(g) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Employer does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Employer shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Employer and by the Executive as of the Effective Date.

SPHERE 3D MINING CORP.

By:	/s/ Kurt Kalbfleisch
Name: Kurt Kalbfleisch
Title: Chief Executive Officer, CFO and Secretary

SPHERE 3D CORP.

By:	/s/ Duncan McEwan
Name: Duncan McEwan
Title: Director, Chairman of the Board

By:	/s/ Sue Harnett
Name: Sue Harnett
Title: Director, Chairperson of the Compensation Committee

EXECUTIVE

By:	/s/ Joel Block
Joel Block

Date:	June 1, 2026